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                                                                   EXHIBIT 99.1


CYPRESS COMMUNICATIONS COMPLETES ACQUISITION OF WORLDCOM'S
SHARED TENANT SERVICE OPERATIONS

Company raises $28 million to support the acquisition.

Atlanta, GA - July 17, 2002/ Cypress Communications, Inc., the wholly owned subsidiary of U.S. RealTel, Inc. (OTCBB:USRT), today announced that it has completed the purchase of the assets of Intermedia Advanced Building Networks, WorldCom's shared tenant telecommunications services business. The acquired assets include all customer contracts, in-building networks and the associated building access rights, as well as the necessary employees to support these assets.

"This acquisition expands Cypress Communications' national footprint to 25 major metropolitan markets, and solidifies our position as the leading provider of managed voice and data services to small and medium sized businesses throughout the United States," said Charles B. McNamee, Cypress Communications' Chief Executive Officer.

"Charlie and I have dedicated our careers to understanding the needs of telecommunications services users. With more than 25 years of experience each in the telecommunications management arena, we are very excited about the opportunity this acquisition presents to provide these services to thousands of additional businesses nationwide," added Gregory P. McGraw, President and Chief Operating Officer.

In most cases, Cypress Communications will utilize the same in-building facilities and staff to support the acquired customers in an effort to ensure the transition is virtually seamless to them.

"We will continue to provide the same services customers currently receive consistent with the terms of their existing contracts. Any changes customers see will reflect our unrelenting focus on their satisfaction, and our dedication to providing them the highest possible level of service and support," added Mr. McNamee.

The company also announced that it had raised $28 million in new financing to support the acquisition. This includes a $10 million senior secured revolving credit facility from Silicon Valley Bank, $10 million in seven-year fixed rate convertible notes issued in a private placement to Noro-Moseley Partners V, L.P., The Wakefield Group, LLC and certain previously existing U.S. RealTel investors, and an additional $8 million in bridge financing provided by the note purchasers.

About Cypress Communications

Cypress Communications, Inc., a wholly owned subsidiary of U.S. RealTel, Inc. (OTCBB:USRT), is an in-building managed service provider of premium broadband communications services to businesses located in commercial office buildings throughout the United States. The company offers a fully integrated, customized communications package that typically includes high-speed, fiber-optic internet connectivity, e-mail services, Web hosting



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services, remote access connectivity, local and long distance voice services, feature rich digital telephone systems and digital satellite business television.

For more information, please visit our website at www.cypresscom.net.

SAFE HARBOR

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, reference is made to U.S. RealTel's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.